                                   Form 12b-25

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                            SEC FILE NUMBER 0-31170

                             WASHINGTON, D.C. 20459

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):
[X] Form 10-K and 10-KSB  [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-QSB  [ ] Form N-SAR
         For Period Ended:          December 31, 2001
         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
         For the Transition Period Ended:
Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification related to a portion of the filing checked above, identify the Item(s) to which the notification relates:

Part I-Registrant Information

         TETON PETROLEUM COMPANY
         (Full name of Registrant)
.................................................................................
         P.O. BOX 774327
         (Address of Principal Executive Office)
.................................................................................
         STEAMBOAT SPRINGS, COLORADO  80477
         (City State Zip)

Part II.Rules 12b.25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b.25(b), the following should be completed. (Check box if appropriate)

   (a)  The reasons  described in reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

X  (b) The subject annual report,  semi-annual  report,  transition  report on
       Form 10.K,  Form 10-KSB,  Form 20-F,  11.K or Form N.SAR,  or portion thereof will be filed on or before the fifteenth  calendar day following the  prescribed due date; or the subject  quarterly  report or transition report on Form 10.Q or Form 10-QSB,  or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

   (c) The accountant's statement or other exhibit required by Rule 12b.25(c)
       has been attached if applicable.

Part III. Narrative

State below in  reasonable  detail the  reasons why Form 10-K and 10-KSB,  20-F,
11-K, 10-Q and 10-QSB,  N-SAR or the transition  report or portion thereof could not be filed within the prescribed time period.

     More  time is  needed  to  accumulate  information  from  the  Company's subsidiary in Russia.

Part IV. Other Information

   (1) Name and telephone number of person to contact in regard to this notification

    Howard Cooper               (970)              870-1417
      (Name)                  (Area Code)       (Telephone Number)

   (2) Have all other periodic  reports  required under section 13 or 15(d) of the Securities  Exchange Act of 1934 or section 30 of the  Investment
       Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
       If the answer is no, identify report(s).
                                            [X] Yes   [ ] No
   (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                            [ ] Yes   [X] No

If so, attach an explanation of the  anticipated  change,  both  narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         TETON PETROLEUM COMPANY

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date     April 1, 2002                       /s/ H. Howard Cooper, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly  authorized  representative.  The name and title of the person signing  the form  shall  be typed or  printed  beneath  the  signature.  If the statement is signed on behalf of the registrant by an authorized  representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                ATTENTION
Intentional  misstatements  or omissions  of fact  constitute  Federal  Criminal
Violations (See 18 U.S.C. 1001).